Exhibit 10.1
MUTUAL TERMINATION AGREEMENT
     This MUTUAL TERMINATION AGREEMENT is entered into as of March 19, 2008 (this “Agreement”), by and among Oritani Financial Corp., a federal corporation (“OFC”), and Greater Community Bancorp, a New Jersey corporation (“GCB”).
RECITALS
     WHEREAS, OFC and GCB are parties to that certain Agreement and Plan of Merger dated as of November 13, 2007 (the “Merger Agreement”) (capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement); and
     WHEREAS, the board of directors of OFC and the board of directors of GCB have determined that it is in the best interests of their respective corporations and stockholders to terminate the Merger Agreement as provided herein effective immediately upon execution of this Agreement; and
     WHEREAS, GCB has advised OFC that GCB intends to enter into a merger agreement with Valley National Bancorp (“Valley National”), upon execution of this Agreement.
AGREEMENT
     NOW, THEREFORE, in consideration of the premises and the agreements set forth herein, and intending to be legally bound hereby, the parties agree as follows:
1. Termination of Merger Agreement.
     (a) Pursuant to Section 11.1.1 of the Merger Agreement, and effective immediately upon the execution of this Agreement, the Merger Agreement is hereby terminated and shall be of no further force or effect, and there shall be no further obligations, or restrictions on future activities on the part of OFC or GCB, except as otherwise explicitly set forth in this Agreement.
     (b) As a result of the termination of the Merger Agreement as set forth in (a) above, OFC and GCB agree and acknowledge that the GCB Voting Agreements, the MHC Voting Agreement and the Noncompete Agreement between OFC and Anthony M. Bruno, Jr. dated November 13, 2007, shall each terminate effective immediately upon execution of this Agreement, and shall be of no further force or effect. OFC and GCB shall mutually agree on the form of notification to be sent by GCB to its employees who are party to Executive Retention Agreements with OFC and GCB pursuant to the Merger Agreement and shall cooperate to timely notify those government agencies with which regulatory applications relating to the matters contemplated by the Merger Agreement were filed of the termination of the Merger Agreement.

2. Survival of Confidentiality Obligations and Agreement.
     (a) Notwithstanding anything contained in this Agreement to the contrary, the provisions of the Confidentiality Agreement dated as of August 30, 2007 between GCB and OFC (the “Confidentiality Agreement”) shall survive and remain in full force and effect in accordance with its terms.
     (b) Each of GCB and OFC shall promptly return or use its reasonable efforts to destroy all agreements, documents, contracts, instruments, books, records, materials and other information (in any format) (“Proprietary Information”) of the other party (except for such agreements, documents, contracts, instruments, books, records, material and other information that is otherwise publicly available), as well as all copies, reproductions, summaries, analyses or extracts thereof or based thereon (whether in hard-copy form or on intangible media, such as electronic mail or computer files) in the party’s possession or in the possession of any of its representatives. Notwithstanding the return or destruction of any Proprietary Information, or documents or material containing or reflecting any Proprietary Information, the parties will continue to be bound by their obligations of confidentiality and other obligations under the Confidentiality Agreement.
3. Mutual Discharge and Release. Each party hereto, on behalf of itself and its affiliates, subsidiaries, directors, and to the extent legally permissible, its officers and employees, and the successors and assigns of each of them (each, a “Releasing Party”), hereby fully, finally and forever releases the other party hereto and each of its respective affiliates, subsidiaries, directors, officers, stockholders, employees, agents, financial and legal advisors and other representatives, and the successors and assigns of each of them, from any and all liabilities and obligations, claims, causes of action and suits, at law or in equity, whether arising under any United States federal, state or local or any foreign law or otherwise, that any Releasing Party has, has had or may have, arising out of, relating to, or in connection with the Merger Agreement and the transactions contemplated thereby, including, without limitation, any liability or obligation arising out of any breach of any representation, warranty, covenant or agreement contained in the Merger Agreement, provided that nothing in this Section 3 shall impair the survival and full force of the terms of the Confidentiality Agreement. By authorizing the execution of this Agreement, each member of the board of directors of each party acknowledges and agrees (and shall be estopped from arguing otherwise) that they are bound by this release.
4. Expenses.
     (a) Except as provided in (b) below, each party agrees that it shall bear all costs and expenses incurred by it and its affiliates and subsidiaries in connection with the Merger Agreement and the transactions contemplated thereby, and this Agreement, without recourse to the other party.
     (b) Immediately following the execution of this Agreement by OFC and GCB, GCB shall pay $700,000 to OFC. (the “OFC Payment”) via wire transfer in accordance with written instructions provided by OFC, which shall be paid in full satisfaction of any and all claims that OFC and its affiliates and subsidiaries may have against either GCB or the Valley National or their respective affiliates, subsidiaries, officers and directors in connection with the Merger Agreement, including, without limitation any fee payable pursuant to Section 11.2.2 of the Merger Agreement, it being agreed that the acceptance of this OFC Payment will constitute the sole and exclusive remedy of OFC against GCB, its affiliates and subsidiaries and their respective officers and directors.
5. Representations and Warranties. Each of OFC and GCB hereby represents and warrants to the other party that: (a) it has full power and authority to enter into this Agreement and to perform its obligations hereunder in accordance with the provisions of this Agreement, (b) this Agreement has been duly authorized, executed and delivered by such party, and (c) this Agreement constitutes a legal, valid and binding obligation of such party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity. Each party agrees that no party is in breach or default of the Merger Agreement, and each party has agreed to the terms of, and has executed, this Agreement without admitting any liability or wrongdoing of any nature.
6. Public Announcement. Promptly following the execution of this Agreement, OFC will issue the press release (the “OFC Press Release”) attached as Exhibit 1 to this Agreement, and GCG will issue the press release attached as Exhibit 2 to this Agreement, provided, however, that said OFC Press Release shall not be issued or otherwise made public prior to the public announcement of the business combination between the Valley National and GCB. Except as required by law or applicable listing agreement, and except for any announcement by GCB as to entering into a business combination agreement with Valley National no other press release or other form of public announcement shall be issued regarding this Agreement and the termination of the Merger Agreement by either OFC or GCB without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed and OFC and GCB agree that they shall not file a Current Report on Form 8-K with the Securities and Exchange Commission pursuant to the requirement of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)with respect to the termination of the Merger Agreement as contemplated hereby prior to the public announcement of the business combination between the Valley National and GCB, unless such failure to file would result in a violation of law or of its reporting obligations under the Exchange Act. Notwithstanding the foregoing, both OFC and GCB will be permitted to make reference to the matters addressed in this Agreement (but only after the earlier of the public announcement of the business combination between the Valley National and GCB or four business days after the execution hereof) in other press releases or required filings with the Securities and Exchange Commission, provided that such references are consistent in substance with the Press Release or are required by applicable law or listing requirements and each may issue general communications regarding the termination of the Merger Agreement to its employees and customers. OFC agrees that the joint press release to be issued by GCB and Valley National that is attached to this Agreement as Exhibit 3 is consistent with the requirements of this paragraph.
7. Waiver. In accordance with Section 11.3 of the Merger Agreement and by its execution of this Agreement (and without regard to GCB’s execution of this Agreement), Oritani hereby waives compliance by GCB (including its Subsidiaries and Representatives) with Section 6.10 of the Merger Agreement with respect to any actions taken by GCB on March 19, 2008.
8. Notices. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by receipted hand delivery or mailed by prepaid registered or certified mail (return receipt requested) or by recognized overnight courier addressed as follows:

If to GCB, to:	Anthony M. Bruno, Jr.
Chairman, President and Chief Executive Officer
Greater Community Bancorp
55 Union Boulevard
Totowa, New Jersey 07512
Fax: (973) 942-9816

With required copies to:	Walter J. Skipper, Esq
Quarles & Brady LLP
411 East Wisconsin Avenue
Milwaukee, Wisconsin 53202
Fax: (414) 978-8976

If to OFC, to:	Kevin J. Lynch.
Chairman, President and Chief Executive Officer
Oritani Financial Corp.
370 Pascack Street
Township of Washington, New Jersey 07676
Fax: (201) 497-1208

With required copies to:	John J. Gorman, Esq.
Luse Gorman Pomerenk & Schick, P.C.
5335 Wisconsin Avenue, N.W., Suite 400
Washington, D.C. 20015
Fax: (202) 362-2902
or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given: (a) as of the date delivered by hand; (b) three (3) business days after being delivered to the U.S. mail, postage prepaid; or (c) one (1) business day after being delivered to the overnight courier.
8. Complete Agreement. This Agreement, along with the Confidentiality Agreement, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes, terminates and renders of no further force or effect all prior or contemporaneous agreements and understandings (other than the Confidentiality Agreement) between the parties, both written and oral, with respect to its subject matter.
10. Amendment; Modification. This Agreement may be amended, modified or supplemented only by a written agreement executed by the parties hereto.

11. Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.
12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without giving effect to the conflict of law provisions thereof (except to the extent that mandatory provisions of federal law are applicable). This Agreement shall be binding upon any successor to OFC or GCB. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
13. Counterparts. This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original. A facsimile copy of a signature page shall be deemed to be an original signature page.
14. Headings. The headings in this Agreement have been inserted solely for ease of reference and should not be considered in the interpretation or construction of this Agreement.
15. Miscellaneous. In the event any action in law or equity or other proceeding is brought for the enforcement of this Agreement or in connection with any of the provisions of this Agreement, the prevailing party shall be entitled to its attorney’s fees and other costs reasonably incurred in such action or proceeding.
[Signature page follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first written above.

ORITANI FINANCIAL CORP.
By:	/s/ Kevin J. Lynch
Kevin J. Lynch
Chairman, President and Chief Executive Officer

GREATER COMMUNITY BANCORP
By:	/s/ Anthony M. Bruno, Jr.
Anthony M. Bruno, Jr.
Chairman, President and Chief Executive Officer

EXHIBIT 1 TO MUTUAL TERMINATION AGREEMENT
FOR IMMEDIATE RELEASE
March 19, 2008
Kevin J. Lynch
Chairman, President and CEO
Oritani Financial Corp.
(201) 664-5400
Oritani Financial Corp. Announces Mutual Termination
of Merger Agreement with Greater Community Bancorp
     TOWNSHIP OF WASHINGTON, NJ. Oritani Financial Corp. (MHC) (“Oritani”) (NASDAQ: “ORIT”) the holding company for Oritani Savings Bank, announced today that it entered into a mutual termination agreement with Greater Community Bancorp (“Greater Community”) (NASDAQ: “GFLS”), the holding company for Greater Community Bank, terminating the Agreement and Plan of Merger that the parties previously executed on November 13, 2007. Greater Community has announced via a separate press release that it has entered into an agreement and plan of merger with Valley National Bancorp.
     Oritani’s Board of Directors concluded that the mutual termination of the merger agreement was in the best interests of Oritani stockholders. In connection with the termination, the companies have entered into a mutual termination agreement, whereby they have agreed to release each other from any claims relating to the proposed merger. Greater Community will pay $700,000 to Oritani under the mutual termination agreement, and Oritani has released Greater Community from any further break-up fee in connection with the merger agreement.
     Mr. Lynch, Chairman, President and Chief Executive Officer of Oritani, commented that: “The valuations in the banking industry have changed dramatically since this transaction was initially negotiated. Consequently, the benefits currently projected to our shareholders are no longer what we expected when we entered into this transaction. Combining this situation with the shareholder opposition encountered by Greater Community led us to believe that the termination of the transaction was in our mutual best interests. We wish Greater Community and Valley National Bancorp every success as they move forward. We are pleased to have received a payment today that reimburses us for our merger-related expenses.”
About Oritani Financial Corp. (MHC) and Oritani Savings Bank
Oritani Financial Corp. is the holding company for Oritani Savings Bank, which was founded in 1911 and offers a full range of retail and commercial loan and deposit products. Oritani Savings Bank is dedicated to providing exceptional personal service to individual and business customers in northern New Jersey and has long been considered a leader in the field of multifamily and commercial lending. Oritani Savings Bank currently operates its main office and 18 full service branches in the New Jersey Counties of Bergen, Hudson and Passaic. As of December 31, 2007, Oritani Financial Corp. had

consolidated assets of $1.3 billion, deposits of $687.2 million and stockholders’ equity of $280.0 million.
On January 24, 2007 Oritani completed its initial public offering in which 30% of Oritani’s stock was sold to the public, 2% was donated to the OritaniSavingsBank Charitable Foundation, with the remaining 68% of Oritani’s stock held by Oritani Financial MHC, a mutual holding company. Oritani Financial Corp. established the OritaniSavingsBank Charitable Foundation as a non- profit organization dedicated to assisting other non-profit organizations that seek to improve the quality of life for people in the communities served by Oritani Savings Bank. Oritani Financial Corp. contributed $1 million in cash and 811,037 shares of stock to fund the Foundation. To date, the Foundation has given out over $350,000 in grants and donations.

EXHIBIT 2 TO MUTUAL TERMINATION AGREEMENT
FOR IMMEDIATE RELEASE
March 19, 2008
Anthony M. Bruno, Jr.
Chairman, President and CEO
Greater Community Bancorp
(973) 942-1111
Greater Community Bancorp Announces Mutual Termination
of Merger Agreement with Oritani Financial Corp.
     TOTOWA, NJ. Greater Community Bancorp (“Greater Community”) (NASDAQ: “GFLS”), the holding company for Greater Community Bank, announced today that it had entered into a mutual termination agreement with Oritani Financial Corp. (“Oritani”) (NASDAQ: “ORIT”), the holding company for Oritani Savings Bank, terminating the agreement and plan of merger that the parties previously executed on November 13, 2007. Greater Community has announced via a separate press release that it has entered into an agreement and plan of merger with Valley National Bancorp.
     Pursuant to the mutual termination agreement, the parties have agreed to release each other from any claims relating to the proposed merger between Greater Community and Oritani. Greater Community will pay $700,000 to Oritani under the mutual termination agreement and Oritani has released Greater Community from any obligation to pay a break-up fee in connection with the merger with Valley National Bancorp.
About Greater Community Bancorp and Greater Community Bank
Greater Community Bancorp is a financial holding company headquartered in Totowa, New Jersey. Greater Community operates 16 full-service branches in the northern New Jersey counties of Bergen, Passaic and Morris through its state-chartered commercial bank subsidiary Greater Community Bank. Greater Community Bank provides traditional commercial and retail banking services to businesses and consumers in New Jersey and, through its subsidiary Highland Capital Corp., provides equipment leasing and financing. Greater Community Bancorp also offers traditional insurance products through its Greater Community Insurance Services, LLC subsidiary, and title insurance and settlement services through its Greater Community Title LLC subsidiary. In addition, Greater Community Financial, a division of Greater Community Bank, provides a wide range of investment products and services exclusively through Raymond James Financial Services, Inc., member FINRA/SIPC. (Securities are not FDIC insured or bank guaranteed, and are subject to risk and may lose value). Insurance policies and tax services are not insured by the FDIC or any federal government agency, may lose value, and are not a deposit of or guaranteed by Greater Community Bank or any bank affiliate.

For more information, please contact:
Anthony M. Bruno, Jr.
Chairman, President and CEO
Greater Community Bancorp
(973) 942-1111
Forward-Looking Statements
This release contains forward-looking statements relating to present or future trends or factors affecting the banking industry, and specifically the financial condition and results of operations, including without limitation, statements relating to the earnings outlook of Greater Community, as well as its operations, markets and products. Actual results could differ materially from those indicated. Among the important factors that could cause results to differ materially are interest rate changes, change in economic climate, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of Greater Community’s business, competitive pressures, changes in accounting, tax or regulatory practices or requirements, resolution of tax reviews, whether and when the transactions contemplated by the merger agreement with Oritani Financial Corp. will be consummated, and those risk factors detailed in Greater Community’s periodic reports and registration statements filed with the Securities and Exchange Commission. Greater Community undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

EXHIBIT 3 TO MUTUAL TERMINATION AGREEMENT

FOR IMMEDIATE RELEASE	Contact:	Alan D. Eskow
Executive Vice President and CFO
Valley National Bancorp
973-305-4003

Anthony M. Bruno, Jr.
Chairman, President and CEO
Greater Community Bancorp
973-942-1111
VALLEY NATIONAL BANCORP TO ACQUIRE GREATER COMMUNITY BANCORP
WAYNE, NJ and TOTOWA, NJ — March 19, 2008 — Valley National Bancorp (NYSE:VLY) (“Valley”), the holding company for Valley National Bank, and Greater Community Bancorp (NASDAQ: GFLS) (“Greater Community”) jointly announced today that they have entered into a merger agreement by which Greater Community will merge with and into Valley. Greater Community is the holding company for Greater Community Bank, a commercial bank with approximately $1.0 billion in assets and 16 full-service branches in the northern New Jersey counties of Bergen, Passaic and Morris. Pursuant to the merger agreement, Greater Community Bank will be merged with and into Valley National Bank.
Gerald H. Lipkin, Valley’s Chairman, President & CEO noted, “We are pleased to announce the merger with Greater Community which is consistent with Valley’s strategy of targeted growth, organically or through acquisition, within its northern and central New Jersey footprint. Greater Community offers Valley an opportunity to strengthen its position within a very competitive market, while benefiting both companies’ current customers and shareholders. Furthermore, both institutions have a longstanding commitment to credit quality, sound loan underwriting standards and no exposure to subprime loans. With Valley’s higher lending limits, this merger should allow us to expand upon a number of Greater Community’s loan relationships. We anticipate that the combination of our companies will also strengthen Valley’s deposit market share in Bergen, Passaic and Morris Counties.”
“We feel the merger with Valley represents an excellent opportunity for our customers and shareholders, as well as a cultural fit for our employees” said Greater Community’s Chairman, President and CEO, Anthony M. Bruno, Jr. Mr. Bruno continued, “Within a short time after close, our customers will have access to Valley’s 176 branch locations, in addition to our current branches, to conduct their business and have immediate access to Valley’s network of 221 ATMs, free of service charges. Valley’s large presence in and outside of our markets will allow our employees to leverage these resources with their talents to benefit our customer needs, and ultimately our shareholders.”
John L. Soldoveri, a shareholder of Greater Community who owns approximately 10% of Greater Community’s outstanding common stock, has informed Greater Community that he will support the transaction with Valley and has signed an agreement to vote in favor of the merger.
Under the terms of the merger agreement, which has been unanimously approved by the board of directors of both companies, Valley will issue 0.95 shares of its common stock for each outstanding common share of Greater Community. In addition, for each ten shares of Greater Community held, Valley will issue one warrant to buy one share of Valley common stock at a price equal to $2.00 above Valley’s average closing stock price for a period of time prior to closing, as specified in the merger agreement. Cash will be paid in lieu of fractional shares and warrants, and holders of Greater Community stock options will be entitled to a cash payment, calculated in accordance with the terms of the merger agreement. Based on Valley’s March 19, 2008 closing price of $19.96, the total consideration is estimated to be $167 million. As a result of the transaction, Valley expects to record approximately $117 million, net of tax, of intangible assets, comprised of $11 million of core deposit intangibles, $3.0 of purchase accounting market value adjustments, $8.5 million of non-recurring charges and $94.5 million of goodwill.
The pricing multiples are consistent with those of Valley’s past transactions. The estimated price to earnings ratio is 18.0x trailing 12-month earnings and the price to tangible book value multiple is 265%. Valley anticipates that the transaction will be accretive to earnings within the first full year of operations, as Valley intends to realize 30% or more of non-interest expense cost savings on this “in market” merger. The impact to Valley’s capital ratios will be largely neutral, with Valley’s book value per common share increasing approximately 10% from $7.92 to $8.70, its tangible book value per common share remaining relatively flat at $6.21 and the total capital ratio declining from 11.35% to 11.27%. Upon consummation of the merger, Valley will have a total of 192 branches, approximately $13.8 billion in total assets, $9.3 billion of loans, $8.8 billion of deposits, goodwill and intangibles of $322 million and capital of $1.1 billion. See the table below for additional pro forma data.
Valley anticipates the closing of the merger will occur late in the third quarter of 2008, contingent upon receiving regulatory approvals, approval by the Greater Community shareholders and other customary closing conditions.
MG Advisors, Inc. and Stifel, Nicolaus & Company, Incorporated, served as financial advisors to Valley in the transaction, and Day Pitney LLP served as legal counsel. Sandler O’Neill + Partners, L.P. and The Kafafian Group, Inc. acted as financial advisors to Greater Community and Quarles & Brady LLP provided legal counsel.
Valley is a regional bank holding company with over $12.7 billion in assets, headquartered in Wayne, New Jersey. Its principal subsidiary, Valley National Bank, currently operates 176 branches in 114 communities serving 13 counties throughout northern and central New Jersey and Manhattan, Brooklyn and Queens. Valley is one of the largest commercial banks headquartered in New Jersey and is committed to providing the most convenient service, the latest in product innovations and an experienced and knowledgeable staff with a high priority on friendly customer service 24 hours a day, 7 days a week. Valley offers a wide range of deposit products, mortgage loans and cash management services to consumers and businesses including products tailored for the medical, insurance and leasing business. Valley’s comprehensive delivery channels enable customers to bank in person, by telephone or online.
For more information about Valley National Bank and its products and services, please visit www.valleynationalbank.com or call Customer Service 24/7 at 1-800-522-4100.
Greater Community is a financial holding company headquartered in Totowa, New Jersey. Greater Community operates 16 full-service branches in the northern New Jersey counties of Bergen, Passaic and Morris through its state-chartered commercial bank subsidiary Greater Community Bank. Greater Community Bank provides traditional commercial and retail banking services to businesses and consumers in New Jersey and, through its subsidiary Highland Capital Corp., provides equipment leasing and financing. Greater Community Bancorp also offers traditional insurance products through its Greater Community Insurance Services, LLC subsidiary, and title insurance and settlement services through its Greater Community Title LLC subsidiary. In addition, Greater Community Financial, a division of Greater Community Bank, provides a wide range of investment products and services exclusively through Raymond James Financial Services, Inc., member FINRA/SIPC. (Securities are not FDIC insured or bank guaranteed, and are subject to risk and may lose value). Insurance policies and tax services are not insured by the FDIC or any federal government agency, may lose value, and are not a deposit of or guaranteed by Greater Community Bank or any bank affiliate.

Selected Consolidated Unaudited Pro Forma Financial Data of Valley and Greater Community
The following table shows selected consolidated pro forma financial data reflecting the merger of Greater Community with Valley, assuming the companies had been combined at December 31, 2007. The pro forma amounts reflect certain purchase accounting adjustments, which are based on estimates that are subject to change depending on fair values as of the merger completion date. This information also does not necessarily reflect what the historical financial condition or results of operations of the combined company would have been had Valley and Greater Community been combined as of December 31, 2007.

	As of December 31, 2007
		Greater	Combined
	Valley	Community	Pro Forma
		($ in thousands)	(Unaudited)
BALANCE SHEET ITEMS:
Assets	$12,748,959	$975,990	$13,830,555
Loans:
Commercial	1,563,150	126,252	1,689,402
Commercial Mortgage (includes Construction)	2,773,151	524,448	3,297,599
Residential Mortgage	2,063,242	144,164	2,207,406
Consumer	2,096,678	8,001	2,104,679

Total Loans	8,496,221	802,865	9,299,086

Intangible Assets	204,547	11,574	321,727
Deposits:
Non-interest bearing	1,929,555	166,550	2,096,105
Savings, NOW and money market	3,382,474	360,636	3,743,110
Time	2,778,975	222,286	3,001,261

Total Deposits	8,091,004	749,472	8,840,476

Shareholders’ equity	949,060	72,389	1,115,776

CAPITAL RATIOS:
Book Value	$7.92	$8.31	$8.70
Tangible Book Value	6.21	6.98	6.19

Tier 1 leverage ratio	7.62%	8.61%	7.06%
Risk-based capital — Tier 1	9.55	10.22	9.28
Risk-based capital — Total Capital	11.35	11.49	11.27

ASSET QUALITY:
Loans past due 90 days or more and still accruing	$8,462	$0	$0

Non-accrual loans	$30,623	$1,984	$0
Other real estate owned	609	0	0
Other repossessed assets	1,466	0	0

Total non-performing assets	$32,698	$1,984	$0

Troubled debt restructured loans	$8,363	$37	$0

ASSET QUALITY RATIOS:
Non-performing assets to total loans	0.38%	0.25%	0.37%
Allowance for loan losses to total loans	0.86	1.39	0.90
Allowance for credit losses to total loans	0.88	1.39	0.93
Net charge-offs to average loans	0.14	0.05	0.13

Additional Information and Where to Find it
In connection with the proposed merger, Valley intends to file a proxy statement/prospectus with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the registration statement (when available) and other documents filed by Valley and Greater Community with the Commission at the Commission’s web site at www.sec.gov. Valley’s documents may be accessed and downloaded for free at Valley’s web site at http://www.valleynationalbank.com/filings.html or by directing a request to Dianne M. Grenz, First Senior Vice President, Valley National Bancorp, at 1455 Valley Road, Wayne, New Jersey 07470, telephone (973) 305-3380, and Greater Community’s documents may be accessed and downloaded for free at http://www.greatercommunity.com/framecorp2.html or by directing a request to Anthony M. Bruno, Jr., Chairman, President and CEO, Greater Community Bancorp, at 55 Union Boulevard, Totowa, New Jersey 07512, telephone (973) 942-1111.
Participants in the Solicitation
This communication is not a solicitation of a proxy from any security holder of Greater Community Bancorp. However, Valley, Greater Community, their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies from Greater Community’s shareholders in respect of the proposed transaction. Information regarding the directors and executive officers of Valley may be found in its definitive proxy statement relating to its 2008 Annual Meeting of Shareholders, which was filed with the Commission on March 6, 2008 and can be obtained free of charge from Valley’s website. Information regarding the directors and executive officers of Greater Community may be found in its 2007 Annual Report on Form 10-K, which was filed with the Commission on March 12, 2008 and can be obtained free of charge from Greater Community’s website. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.
Forward Looking Statements
The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ from those contemplated by such forward-looking statements include, but are not limited to, the following: failure to obtain shareholder or regulatory approval for the merger of Greater Community with Valley or to satisfy other conditions to the merger on the proposed terms and within the proposed timeframe; the inability to realize expected cost savings and synergies from the merger of Greater Community with Valley in the amounts or in the timeframe anticipated; changes in the estimate of non-recurring charges; costs or difficulties relating to integration matters might be greater than expected; material adverse changes in Valley’s or Greater Community’s operations or earnings; the inability to retain Greater Community’s customers and employees; or a decline in the economy in Valley’s primary market areas, mainly in New Jersey and New York.
Valley and Greater Community assume no obligation for updating any such forward-looking statement at any time.